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                                                                      EXHIBIT 23




The Board of Directors
DUKE REALTY INVESTMENTS, INC.:

We consent to incorporation by reference in the registration statements
(No. 33-54977 and No. 33-61361) on Form S-3 and No. 33-55727 on Form S-8 of Duke
Realty Investments, Inc. of our report dated January 31, 1996, relating to the consolidated balance sheets of Duke Realty Investments, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of Duke Realty Investments, Inc.


/s/ KPMG Peat Marwick, LLP
Indianapolis, Indiana
February 19, 1996